Exhibit 10.1

BUCHANAN
ASSOCIATES

SERVICES AGREEMENT
(Canada)

This Services Agreement (the “Agreement”) is entered into this 13th day of OCTOBER, 2010 by and between Buchanan Associates Computer Consulting Ltd., d/b/a Buchanan Associates, a corporation incorporated under the laws of the Province of Ontario (herein called “Buchanan Associates”), a subsidiary of Buchanan Associates, CSSI: The Support Group, Inc., a corporation incorporated under the laws of the State of Texas, United States of America, and DIAMOND TECHNOLOGIES INC. (herein called “Customer”), a PUBLIC corporation.

WHEREAS, Customer wishes to obtain the services of Buchanan Associates, and

WHEREAS, Buchanan Associates is prepared to provide such services to Customer.

NOW, therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Term of Service; Duties

1.1           The term of this Agreement shall commence on the date set forth above (the “Effective Date”), and shall remain in force until terminated by Customer or Buchanan Associates pursuant to the provisions of Section 4.0 below.

1.2           During the term of this Agreement, Buchanan Associates shall perform consulting, implementation support, Help Desk support and other services and/or development and preparation of materials as specifically set forth in the Statement of Work (“SOW”), attached hereto as Exhibit A, and made a part hereof, such services to be referred to herein as the “Services.” The product of said Services shall hereinafter be referred to as the “Work.” All Services shall be provided to Customer’s reasonable satisfaction during the specific term of the performance defined in the SOW.

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1.3           Upon reasonable request of Customer, Buchanan Associates will provide Customer such additional services, which are beyond the scope of services set forth in the SOW attached hereto, on such terms as shall be mutually agreed upon by Buchanan Associates and Customer and will be defined in additional Statements of Work that become a part of this Agreement when attached hereto.

2.             Performance by Buchanan Associates

2.1           The relationship between Buchanan Associates and Customer at all times during the term of this Agreement shall be that of an “Independent Contractor,” and Buchanan Associates agrees that at all times it will be the employer of its personnel in the performance of this Agreement. Such employees shall not be considered to be the agents or employees of Customer in any respect. Buchanan Associates agrees to arrange directly with such employees for salary and other compensation earned in connection with the subject matter and performance of this Agreement.

2.2           Buchanan Associates acknowledges that it is not the agent or employee of Customer in performing this Agreement. Buchanan Associates will not do anything that could cause any third party to consider Buchanan Associates anything other than an independent contractor.

2.3           Buchanan Associates agrees that should it retain agents, subcontractors, servants or any other third party to assist it in the performance of all or any part of the Services, Customer shall be advised of, and shall have the right to approve all subcontractors and agents.

3.             Compensation; Payment of Fees and Expenses

3.1           Customer shall make payment to Buchanan Associates for all services or other charges payable hereunder, at the rates and in the manner provided for in the attached SOW annexed hereto and made a part hereof

3.2           Customer shall reimburse Buchanan Associates for all reasonable travel and other expenses (over and above normal daily working and commuting expenses) at actual cost, incurred in connection with on-the-job services famished under this Agreement. All such expenses shall be subject to the reasonable approval by Customer.

3.3           All amounts to be paid under this Agreement shall be due and payable thirty (30) days from the date of the invoice sent by Buchanan Associates. All such invoices shall be in sufficient detail to permit Customer and it auditors to determine the services and expenses for which compensation or reimbursement is sought. All amounts that remain unpaid after thirty (30) days from the payment due date shall bear interest beginning on the payment due date until paid at the lesser of 18% per annum or the highest rate permitted by applicable law. Customer shall pay Buchanan Associates’ expenses of collection of unpaid invoices, including reasonable attorney’s fees, costs and expenses.

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4.             Termination

4.1           Either Buchanan Associates or Customer may terminate this Agreement without cause upon giving thirty (30) days prior written notice. Should Customer terminate this Agreement without cause it shall have no further liability hereunder except as to Services provided up to the date of such termination.

4.2           Either party shall have the right to terminate this Agreement if a party hereto:

    (i)           breaches any material obligation under this Agreement and does not cure the same to the reasonable satisfaction of the other party within ten (10) days after notice of such breach;

    (ii)          fails to comply with any material requirement of this Agreement as to confidentiality or proprietary nature of any material covered hereby or provided hereunder; or

    (iii)         becomes insolvent or bankrupt however evidenced.

4.3           If Customer fails to make payment to Buchanan Associates when due, Buchanan Associates will have the right, at its option, to suspend performance specified under this Agreement or to terminate this Agreement immediately upon written notice to Customer. Any termination or suspension will not limit or affect Buchanan Associates’ right to recover amounts owed by Customer prior to or in connection with such termination or suspension.

5.             Non-Interference with Employees

5.1           Customer understands and acknowledges that the services to be performed pursuant to this Agreement will be performed by employees of Buchanan Associates. Customer further understands and acknowledges that the employees of Buchanan Associates constitute a highly trained, unique and valuable component necessary to the conduct of the party’s business. Accordingly, Customer agrees and covenants that during the term of this Agreement and for a period of one (I) year thereafter, Customer (and any subsidiary or affiliate of Customer), will not, without the express written consent of the other party, directly or indirectly, solicit for employment, hire, employ or retain (as an employee, independent contractor, consultant, subcontractor or otherwise) any person then employed by the other party, or who was employed by the other party, and who was directly involved with the Services provided pursuant to this Agreement, within the preceding twelve (12) months.

5.2           The provisions of this Section 5 shall survive the termination or expiration of this Agreement for any reason.

6.             Confidentiality

6.1           For the purposes of this Agreement, the term “Confidential Information” shall

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mean all business, technical or financial data, information, processes and trade secrets, research, development and business activities, whether in written, oral, or other form, including but not limited to, methods of doing business, and names of customers or clients, of each party, which are treated or identified as confidential or proprietary by such party or the disclosure of which might reasonably be construed to be contrary to the interest of such party.

6.2           Except as otherwise provided herein, Buchanan Associates and Customer each agree that all information communicated to it by the other, whether before or after the Effective Date, will be deemed to have been received in strict confidence, will be used only for purposes contemplated by this Agreement, and each party will use the same means as it uses to protect its own confidential information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality thereof No such information shall be disclosed by the recipient party, its agents, representatives or employees without the prior written consent of the other party. The foregoing shall not prevent either party from disclosing information which (i) becomes publicly available other than as a result of a disclosure by the recipient party or by its employees, agents, or other persons to whom the recipient party has disclosed such information; (ii) was available to the recipient party on a non-confidential basis prior to its disclosure to the recipient party by the other party provided that such prior disclosure and its non-confidential status arc evidenced in writing; or (iii) becomes available to the recipient party on a non-confidential basis from a source other than the other party hereto, provided that such source is not bound by a confidentiality agreement with the other party hereto.

6.3           The provisions of this Section 6 shall survive the termination or expiration of this Agreement for any reason whatsoever.

7.             Taxes

7.1           In addition to other payments required hereunder, Customer shall pay all federal, provincial, value added, GST, and local sales and/or use taxes, penalties and late charges (collectively “Customer Taxes”) imposed by a taxing authority as a result of the transactions contemplated hereby.

7.2           To the extent that Buchanan Associates is required to collect and remit any Customer Tax, Buchanan Associates shall invoice Customer, as a separate line item, the amount of any such tax.

8.             Limitation on Liability

8.1           In the event it shall be determined that Buchanan Associates shall be liable to Customer for any matter relating to or arising in connection with this Agreement, whether based on an action or claim arising under law or equity, breach of contract, negligence, intentional tort or otherwise, the amount of damages recoverable against Buchanan Associates for all events, acts or omissions shall not exceed in the aggregate an amount equal to the payments made to Buchanan Associates by Customer for Services provided by Buchanan Associates’ personnel responsible for such claim. In no event will the measure of damages include, nor will Buchanan Associates be liable for, any amount for loss of income, profits or savings or indirect, incidental,

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consequential, or punitive damages of any party, including third parties. The remedy set forth above is the exclusive remedy available to Customer.

8.2           No cause of action which occurred more than two years prior to the filing of a suit alleging such cause of action may be asserted against Buchanan Associates. In connection with the conduct of any litigation with third parties relating to any liability of Buchanan Associates to Customer or to such third parties, Buchanan Associates shall have all rights (including the right to accept or reject settlement offers and to participate in such litigation) which are appropriate to its potential responsibilities or liabilities.

8.3           Except as provided above, Buchanan Associates shall not be liable or responsible for, and shall be indemnified held harmless by Customer from and against any and all claims, expenses, losses and damages of any kind, arising out of or attributed, directly or indirectly, to the performance of services by Buchanan Associates under this Agreement.

9.             Warranties

9.1           Buchanan Associates warrants to Customer:

    (a)           that the performance of the terms of this Agreement does not violate the provisions of any other agreement to which it is a party or by which it is bound;

    (b)           that all Services to be performed hereunder will be performed in a good and workmanlike fashion and will fully comply with the industry standards;

    (c)           that all Services provided hereunder will either be Buchanan Associates’ own or Buchanan Associates shall have the right to use or provide such Services without restriction;

9.2           Buchanan Associates does not warrant, guarantee or assure Customer that the services to be provided under this Agreement will be uninterrupted or that the Work will be error-free. ALL OTHER WARRANTIES OF ANY TYPE OR NATURE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DI SCLAIMED. Buchanan Associates is not responsible for identifying, considering or correcting any deficiency or program related issue concerning the identification or processing of date and/or time data or code in any of Customer’s systems or systems with which Customer interfaces or in any commercially available software used by Customer.

10.           Insurance

10.1         Buchanan Associates certifies that it maintains general liability and worker’s compensation insurance and that such insurance is, and during the term hereof will remain in full force and cf1ect and that the premiums in respect thereof have been paid in full. Buchanan Associates agrees to deliver to Customer, evidence of such insurance coverage upon request.

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11.           Approvals

11.1         In all cases where expenditures by Buchanan Associates are involved, but not otherwise provided for, Buchanan Associates will obtain Customer’s specific approval before making commitments, wherever possible in writing, or if oral, such approval will be subsequently confirmed in writing.

12.           Rights

12.1         Customer shall have the unrestricted, fully paid, perpetual right to use any intellectual property rights arising out of Buchanan Associates’ performance of the Work, in the form in which they are delivered by Buchanan Associates pursuant to the attached SOW. However, Buchanan Associates shall retain ownership of all data, ideas, modules, components, designs, utilities, templates, concepts, analysis, methods, techniques, algorithms, formulas, technical information, know-how and specifications invented or developed by Buchanan Associates (“Techniques and Component Elements”), and Buchanan Associates shall retain all copyright, patent, and other intellectual property rights therein. Without limiting the rights it has retained, Buchanan Associates shall have the right to create or develop derivative works of or other works which may be similar to the deliverables that Buchanan Associates has developed or created through the use of the Techniques and Component Elements.

12.2         It is understood that Customer reserves the right to modify, revise, reject, or cancel all plans, schedules, or work and increase or decrease the scope of work to be performed under the terms of this Agreement before or after such plans or Services have been approved and, in the event Customer notifies Buchanan Associates that Customer wishes to do so, Buchanan Associates will take steps as promptly as practicable to effect Customer’s instructions.

12.3         The terms of this Section 13 shall not apply to any component of the Work which is a commercially available software product. Customer is responsible for acquiring all rights to commercially available software products relating to the SOW.

13.           Remedies

13.1         In the event that either party breaches or violates any of the obligations contained in this Agreement, the other party shall be entitled to exercise any right or remedy available to it either at law or in equity, including, without limitation, damages and injunctive relief. The exercise of any right or remedy shall not preclude the concurrent or subsequent exercise of any other right or remedy, and all rights and remedies shall be cumulative.

14.           No Implied Waivers

14.1         The right of any party under any provision of this Agreement shall not be affected by its prior failure to require the performance by the other party under such provision or any other provision of this Agreement, nor shall the waiver by any party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision itself.

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15.           Severability

15.1         In case anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof; and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein.

16.           Headings

16.1         The headings in this Agreement are for purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

17.           Force Majenre

17.1         Neither party shall be liable to the other for any failures or delays arising out of conditions beyond its reasonable control, including, but not limited to, work stoppages, fire, civil disobedience, delays associated with hardware malfunction, riots, rebellions, storms, electrical failures, acts of God and similar occurrences. Performance times under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any failure or delay; provided, however, that if any such failure or delay shall in the aggregate, last for a period of more than fifteen (15) days, the party not relying on the failure or delay, at its option, may terminate this Agreement.

18            Notices

18.1         Any notice required or permitted to be given to either party pursuant to this Agreement shall be sufficiently given if sent to such party by hand or by registered or certified mail, return receipt requested, postage prepaid, addressed to the address first above given or such other address as the party shall designate by notice to the other party.

Any notice to be given to Customer pursuant to this Agreement shall be addressed to:
15 ALLSTATE PARKWAY
6TH FLOOR
MARKHAM, ONTARIO L3R 5B4
Attention:                      VINCE LEITAO
Telephone:                      416-246-9997
Facsimile:

Any notice to be given to Buchanan Associates pursuant to this Agreement shall be addressed to:

Buchanan Associates Computer Consulting Ltd.
10 Kingsbridge Garden Circle
Suite 301
Mississauga, ON L5R 3K6
Attention:                      RVP

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Telephone: 905-501-0042
Facsimile: 905-501-0068

With a copy to:

Buchanan Associates
125 E. John Carpenter Fwy.
Ste. 1200
Irving, Texas 75062
Attention: Robert Venable, Sr. Vice President, Finance

Notice shall be deemed sufficiently given if (a) delivered by hand, when delivered, or (b) sent by mail, five business days after the date such notice is deposited in the mail postage prepaid.

19.           Assignment

19.1         This Agreement is not assignable by either party without the prior written consent of the other party, which consent will not be unreasonably withheld, and any attempt to assign any interest herein or obligation hereunder without such consent is void.

20.           Entire Agreement; Modification; Legal Expenses

20.1         This Agreement embodies the entire Agreement of the parties hereto relating to the subject matter hereof and shall supersede all prior Agreements and understandings between the parties respecting the subject matter hereof All prior correspondence, conversations or memoranda arc merged herein and replaced hereby and if not stated herein shall have no force and effect.

20.2         No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party. Failure of either party to enforce rights under this Agreement shall not constitute a waiver of such rights.

20.3         In any suit or action commenced by a party to enforce any right or remedy under this Agreement, the prevailing party will be entitled to recover its reasonable expenses, including reasonable attorney’s fees, from the non-prevailing party.

21.           Counterparts

21.1         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

22.           Applicable Law

22.1         This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the Province of Ontario without regard to the

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conflicts of laws provisions thereof.

23            Language

23.1         It is the express wish of the parties that this Agreement and all related documents have been drawn up in English. C’est la volonte expresse des parties que la presente convention ainsi que les documents qui s’y rattachent soient redige en anglais.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth on the first page of this Agreement.

Customer	Buchanan Associates Computer
Consulting Ltd, d/ /a Buchanan
Associates

VINCE LEITAO Vince Leitao	STEPHEN SWEET Stephen Sweet
Name	Name

President	President
Title	Title

Oct 13/ 2010	Oct 13/ 2010
Date	Date

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